Exhibit 99.2

NEWS RELEASE

CONTACT:
Bob Aronson
Vice President, Investor Relations
800-579-2302
(baronson@stagestores.com)

FOR IMMEDIATE RELEASE

STAGE STORES REPORTS MAY SALES

-- COMPARABLE STORE SALES INCREASE 4.0% --

HOUSTON, TX, June 1, 2006 - Stage Stores, Inc. (NYSE: SSI) today reported that total sales for the four-week period ended May 27, 2006 increased 16.1% to $116.1 million from $100.0 million in the prior year four-week period ended May 28, 2005. Comparable store sales increased 4.0% versus an increase of 7.0% last year. The Company noted that its comparable store sales do not include the sales generated by the acquired B.C. Moore stores.

Jim Scarborough, Chairman and Chief Executive Officer, commented, "We are pleased with our 4.0% comparable store sales gain in May, which was on top of the strong 7.0% comparable store sales increase we achieved last year. Our customers continued to react favorably to our spring and summer product offerings, resulting in solid sales gains and successful Mother's Day and Memorial Day related sales events."

The Company stated that its merchandise categories with the best comparable store sales performance for the month included women's special sizes (+9.1%), accessories (+8.9%), home décor (+7.7%), junior sportswear (+6.5%) and cosmetics (+6.1%).

SALES SUMMARY

	Comparable Store Sales Trend		Total Sales
	% Increase (Decrease)		($ in Millions)
Fiscal Period	2006	2005	2006	2005
1st Quarter	3.2	4.9	343.5	310.1
May	4.0	7.0	116.1	100.0
Year-To-Date	3.4	5.4	459.6	410.1

--more--

Stage Stores Reports May Sales
Page - 2

Store Activity

During May, the Company opened a Peebles store in Leechburg, Pennsylvania and a Stage store in Payson, Arizona, and reopened its hurricane-damaged store in Orange, Texas. The Company also relocated its stores in Eunice, Louisiana and Kilgore, Texas to higher potential locations, and expanded its stores in Henderson, Texas and Tappahannock, Virginia.

For the entire 2006 fiscal year, the Company continues to anticipate opening a total of 108 new stores (106 net), which includes the conversion of 69 of the acquired B.C. Moore stores to Peebles stores. With regard to its conversion activities, the Company reported that all aspects are still on track, with the first group of converted Peebles stores scheduled to open for business during the first week of August.

About Stage Stores

Stage Stores, Inc. brings nationally recognized brand name apparel, accessories, cosmetics and footwear for the entire family to small and mid-size towns and communities through 561 stores located in 31 states. The Company operates under the Stage, Bealls and Palais Royal names throughout the South Central states, and under the Peebles name throughout the Midwestern, Southeastern, Mid-Atlantic and New England states. In addition, on February 27, 2006, the Company purchased B.C. Moore & Sons, Inc., and acquired 78 retail locations situated in the Southeast. The Company currently plans to convert 69 of the acquired stores to its Peebles name and format, in phases, beginning in early August. For more information about Stage Stores, visit the Company's web site at www.stagestores.com.

"Safe Harbor" Statement

This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including comments regarding the Company's store opening plans for the 2006 fiscal year and comments regarding the Company's expected timing of the opening of the initial group of converted Peebles stores. The Company intends forward looking terminology such as "believes", "expects", "may", "will", "should", "could", "anticipates", "plans" or similar expressions to identify forward-looking statements. Such statements are subject to certain risks and uncertainties which could cause the Company's actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, but are not limited to, those described in the Company's Annual Report on Form 10-K as filed with the Securities and Exchange Commission (the "SEC") on April 13, 2006 and other factors as may periodically be described in other Company filings with the SEC.

####